Exhibit 10.4
AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT NO. 1 dated as of March 7, 2011 (“Amendment”), to the AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of July 6, 2007 (the “Employment Agreement”), by and between MDC PARTNERS INC., a Canadian corporation (the “Company”), and MICHAEL SABATINO (the “Executive”).

WHEREAS, the parties hereto desire to amend the Employment Agreement to provide for the amended terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.           Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given to such terms in the Employment Agreement.

2.           Section 4(a) of the Employment Agreement is hereby amended such that Executive’s “Base Salary” shall be increased to $375,000 (effective April 1, 2011).  In addition, the following sentence shall be added to the end of Section 4(a):  “Effective January 31, 2008, the Company will provide the Executive with an annual perquisite allowance in an aggregate amount equal to $20,000 per annum (the “Perquisite Allowance”), to be paid in accordance with the Company’s normal payroll practices.  The Perquisite Allowance amount shall be increased to $25,000 per annum effective January 1, 2011.”

3.           Section 4(b) of the Employment Agreement is hereby amended by revising the reference to “75%” to “100%” in the first sentence of such section.

4.           Section 7(b)(i) of the Employment Agreement is hereby amended by adding the definition of “Total Remuneration” as follows:  “For purposes of this Agreement, “Total Remuneration” shall mean the sum of the Executive’s current Base Salary plus Perquisite Allowance, plus the highest annual discretionary bonus earned by the Executive in the three (3) years ending December 31 of the year immediately preceding the Date of Termination.”

5.           Section 7(c)(i) of the Employment Agreement is hereby amended by adding the following clause to the end of the first sentence therein: “, provided that such multiple shall be increased to 2.0, effective as of the Executive’s seven-year anniversary date of employment with the Company (April 1, 2012).”

6.           As used herein and in the Employment Agreement, the term “Agreement” shall mean the Employment Agreement, as from time to time amended (including, without limitation, this Amendment).  Except as set forth above, the Employment Agreement, as amended herein, shall remain in full force and effect without further modification.  This Amendment may be executed in one or more counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts taken together shall constitute but one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Employment Agreement, on the day and year first above written.

MDC PARTNERS INC.

By:	/s/ Barbara Creagh
Name: Barbara Creagh
Title: Executive Vice President

/s/ Michael Sabatino
Michael Sabatino